                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )


Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement              [ ]  Confidential, for Use of the
[X]  Definitive proxy statement                    Commission Only (as permitted
[ ]  Definitive additional materials               by Rule 14a-6(e)(2))
[ ]  Soliciting material pursuant to
     Rule 14a-11(c) or Rule 14a-12


                           TECNOL MEDICAL PRODUCTS, INC.
                 ----------------------------------------------
                (Name of Registrant as Specified in Its Charter)



                            TECNOL MEDICAL PRODUCTS, INC.
                    ----------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11*:

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

 * Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)  Amount previously paid:

     2)  Form, schedule or registration statement no.:

     3)  Filing party:

     4)  Date filed:

                         TECNOL MEDICAL PRODUCTS, INC.
                           7201 INDUSTRIAL PARK BLVD.
                            FORT WORTH, TEXAS 76180



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 17, 1997


  NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Tecnol Medical Products, Inc. ("Tecnol") will be held at the Dorothea Leonhardt Lecture Hall, Fort Worth Botanic Garden, 3220 Botanic Garden Boulevard, Fort Worth, Texas 76107, on Thursday, the 17th day of April, 1997, at 2:00 p.m., Central Time, for the following purposes:

  1. To elect two Class III directors of Tecnol to serve as directors for a three-year term or until their respective successors are duly elected and qualified.

  2. To transact such other business as may properly come before the meeting or any adjournments of the meeting, subject to limitations set forth in applicable regulations under the Securities Exchange Act of 1934.

  The board of directors has fixed the close of business on February 18, 1997, as the record date for determining stockholders entitled to vote at and to receive notice of the annual meeting.

  The Dorothea Leonhardt Lecture Hall is located on the north side of the Fort Worth Botanic Garden in the Botanic Garden Center. The closest entrance to the Botanic Garden Center is on University Drive, approximately 1/4 mile north of the intersection of University Drive and Interstate 30 in Fort Worth. For more detailed directions, you may contact Ms. Jan Martini at (817) 577-7767.

  Whether or not you expect to attend the annual meeting in person, you are urged to sign and date the enclosed form of proxy and return it promptly so that your shares of stock may be represented and voted at the meeting. If you are present at the meeting, your proxy will be returned to you if you so request.


                                         /s/DAVID RADUNSKY

                                         David Radunsky,
                                         Secretary
Dated: March 24, 1997

                         TECNOL MEDICAL PRODUCTS, INC.
                           7201 INDUSTRIAL PARK BLVD.
                            FORT WORTH, TEXAS 76180

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 17, 1997


                  SOLICITATION  AND  REVOCABILITY  OF  PROXIES

  The accompanying form of proxy is solicited by the management of Tecnol Medical Products, Inc., a Delaware corporation ("Tecnol"), on Tecnol's behalf to be voted at Tecnol's annual meeting of stockholders to be held Thursday, April 17, 1997 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting. When proxies in the accompanying form are received, properly completed, the shares represented by the proxies will be voted at the Annual Meeting in accordance with the directions noted on the proxies; if no direction is indicated, then such shares will be voted FOR the nominees for director.

  The accompanying form of proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting (subject to limitations set forth in applicable regulations under the Securities Exchange Act of 1934): (1) matters that Tecnol does not know a reasonable time before the Annual Meeting are to be presented at the Annual Meeting; (2) matters incident to the conduct of the Annual Meeting; (3) approval of the form of the minutes of the prior meeting; (4) the election of directors in the event the nominees become unavailable to serve; and (5) any stockholder proposals not included in this proxy statement which are properly before the meeting. Management does not intend to present any business at the Annual Meeting for a vote other than the election of directors as set forth in the accompanying Notice of Annual Meeting, and management has no information that others will do so. If other matters requiring the vote of the stockholders properly come before the Annual Meeting, then the persons named in the accompanying form of proxy intend to vote the proxies that they hold in accordance with their judgment on such matters.

  Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. Any stockholder may attend the Annual Meeting and vote in person whether or not the stockholder has previously given a proxy.

  Tecnol will bear the cost of preparing, printing, assembling, and mailing the Notice of Annual Meeting, this proxy statement, the accompanying form of proxy, and any additional material, as well as the cost of forwarding solicitation material to the beneficial owners of stock.

  This proxy statement and the accompanying form of proxy are first being sent or given to Tecnol's stockholders on or about March 25, 1997.

                                 VOTING RIGHTS

  The record date for determining stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on February 18, 1997. On that date, 19,975,657 shares of Tecnol's $.001 par value common stock were issued and outstanding. Each share of Tecnol's common stock that was issued and outstanding on the record date is entitled to one vote on the matter of election of directors and on any other matter that may be acted upon at the Annual Meeting. Neither Tecnol's certificate of incorporation nor its bylaws permits cumulative voting.

  Tecnol's bylaws require the presence of holders of a majority of Tecnol's common shares issued and outstanding and entitled to vote at the Annual Meeting, in person or represented by proxy, to constitute a quorum at the Annual Meeting. The bylaws also require (i) the affirmative vote of the holders of a plurality of Tecnol's common shares entitled to vote and represented in person or by proxy at the Annual Meeting to elect directors, and
(ii) the affirmative vote of a majority of Tecnol's common shares entitled to vote and represented in person or by proxy at the Annual Meeting to approve any other matters to be voted on at the Annual Meeting.

  Abstentions and broker nonvotes are each included in determining the number of shares present at the Annual Meeting for purposes of determining a quorum. A broker nonvote occurs if a registered broker-dealer holding securities for a customer in the broker-dealer's name does not receive instructions from its customer on how to vote the customer's securities as to nonroutine matters. Because the election of directors is a routine matter, no broker nonvotes are anticipated.

  With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld and any broker nonvotes will be excluded entirely from the vote and will have no effect.


                                   PROPOSAL I

                             ELECTION OF DIRECTORS

  Tecnol's board of directors is composed of six members and is divided into three classes, each consisting of two members. Only Class III positions are due for nomination and election at the Annual Meeting. Class I and Class II positions are due for nomination and election at the annual meetings of stockholders to be held in 1998 and 1999, respectively.

  The persons named in the accompanying form of proxy, unless the proxy specifies otherwise, will vote the shares represented by the proxy FOR the election of Van Hubbard and Kirk Brunson as the Class III directors. The members of the board of directors unanimously support Mr. Hubbard and Mr. Brunson for re-election to hold office until their terms expire or until their respective successors are duly elected and qualified. Mr. Hubbard and Mr. Brunson are presently directors of Tecnol. If either of the nominees for director becomes unavailable to stand for election as a director, then the shares represented by the accompanying form of proxy will be voted for substitute nominees to be nominated by the board of directors or in accordance with Tecnol's bylaws. Tecnol has no reason to believe, however, that either of the nominees is, or will be, unavailable to serve as a director. Certain information regarding each nominee and director is set forth below. The number of shares of Tecnol's common stock beneficially owned by each nominee and director is listed under "Security Ownership of Principal Stockholders and Management."

                               CLASS I DIRECTORS

  James W. Kenney, 55, has served as a director of Tecnol since 1978. Since November of 1993, Mr. Kenney has been Executive Vice President of San Jacinto Securities, Inc., a securities brokerage firm located in Dallas, Texas. From February 1992 to October 1993, he was a partner of Renaissance Capital Group, Inc., a Dallas money management firm. From 1989 to February 1992, Mr. Kenney was Senior Vice President of Capital Institutional Services, Inc., a brokerage firm located in Dallas, Texas, that provides third party research. Mr. Kenney is also a director of Amerishop Corporation, Consolidated Health Care Associates, Inc., Industrial Holdings, Inc., Scientific Measurement Systems, Inc., and Tricom Corporation.

  David Radunsky, 50, joined Tecnol as its Chief Operating Officer, General Counsel and Secretary and was appointed to serve as a director in June of 1991. Before joining Tecnol, Mr. Radunsky was engaged in the practice of law for 20 years at the Dallas law firm of Carrington, Coleman, Sloman & Blumenthal, L.L.P.

                               CLASS II DIRECTORS

  Valerie Hubbard, 41, has been President of the International Division since 1988, served as President of the Hospital Products Division from January 1992 through December 1996, has served as Tecnol's Assistant Secretary since 1991, and has been a director of Tecnol since 1987. She joined Tecnol in 1983, has been an officer since 1985, and has been an executive officer since 1987. Valerie Hubbard is married to Van Hubbard.

  Jack G. Johnson, 68, has served as a director of Tecnol since 1982. Mr. Johnson also served as a director from 1978 to 1981. From 1955 to 1990, Mr. Johnson was primarily engaged in the practice of law. From 1984 to 1990, he was of counsel to the Dallas law firm, Carrington, Coleman, Sloman & Blumenthal, L.L.P. He retired from the practice of law in 1990 and has managed his personal investments since then.

                              CLASS III DIRECTORS

  Van Hubbard, 57, was a principal founder and organizer of Tecnol, Inc., in 1976. He has been a director, Chairman, Chief Executive Officer, and President of Tecnol since 1978. Van Hubbard is married to Valerie Hubbard.

  Kirk Brunson, 59, was one of Tecnol, Inc.'s original founders and has been a director, Vice Chairman, and Executive Vice President since 1978. He has served as Assistant Secretary of Tecnol since 1991.

                         BOARD MEETINGS AND COMMITTEES

  Tecnol's board of directors has Audit, Executive Compensation, and Stock Option Committees, whose members are noted below. During Tecnol's last fiscal year, the board of directors met on seven occasions and took action by consent on three occasions. The Audit Committee met twice, the Executive Compensation Committee met once, and the Stock Option Committee met three times. All members of the board of directors participate in selecting nominees to the board.

  The Audit Committee reviews the scope of the independent auditors' examinations and receives and reviews their reports. The Audit Committee also meets (without management's presence, if the Audit Committee so desires) with the independent auditors, receives recommendations or suggestions for change, and may initiate or supervise any special investigations it may choose to undertake. The members of the Audit Committee are Jack G. Johnson and James W. Kenney.

  The Executive Compensation Committee determines all salaries, bonuses, and promotions for officers of Tecnol who are also directors. The members of the Executive Compensation Committee are Van Hubbard, Jack G. Johnson, and James W. Kenney.

  The Stock Option Committee determines the employees of Tecnol and its subsidiaries who will receive stock options and the amount and terms of such options. The members of the Stock Option Committee are Jack G. Johnson and James W. Kenney.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

  Members of Tecnol's board of directors who are not employees of Tecnol receive $1,000 for each regular meeting of the board attended. Directors who are also employees of Tecnol or its subsidiaries receive no payment for serving as directors.

  Effective September 26, 1991, Tecnol granted options to acquire 15,000 shares (as adjusted for a 1993 stock dividend) of Tecnol's common stock to each of its two outside directors, Jack G. Johnson and James W. Kenney, at Tecnol's initial public offering price of $11.33 per share (as adjusted). These options become exercisable as to one-ninth of the shares subject to the option each year over a nine-year period. The first one-ninth of the shares subject to the option became exercisable one year after the date of grant. Each of these options will expire upon the earlier of termination of service as a director (except for later expiration in the case of termination of service upon death or disability) and ten years after the date of grant.

  Jack Johnson was also engaged by Tecnol beginning September 1, 1996, to assist management in overseeing various legal matters handled by the Company's outside counsel. Mr. Johnson, a former practicing attorney, serves as a consultant in this capacity on a temporary, as-needed basis, at a rate of $10,000 per month. Amounts due pursuant to this agreement are payable in February, 1999.

JOINT REPORT OF EXECUTIVE COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE ON ANNUAL EXECUTIVE COMPENSATION

  The policies of the Executive Compensation Committee are to provide to each of Tecnol's executive officers fair compensation based on responsibilities and performance and strong incentives for enhanced performance of both Tecnol and the specific operations under the supervision of the executive.

  Tecnol's Chief Executive Officer, Van Hubbard, is employed under a contract entered into in 1989 that originally extended to the end of fiscal 1995. The contract has now been extended to the end of fiscal 1998. The contract provides a base salary, with modest annual increases of less than 10%. Before Tecnol entered into the contract with Mr. Hubbard, he had received regular modest annual increases in base salary, and the initial base salary provided in his employment contract represented a modest increase over the prior year. The Executive Compensation Committee considers that Mr. Hubbard's excellent past performance justifies its confidence that his future performance will fully merit the base salary increases provided in his contract. Mr. Hubbard's contract also provides for the continuation of an annual performance bonus program that was in effect for him in prior years. Under the bonus program, he can earn an annual bonus in an amount up to 30% of his base salary for the year. The actual amount of bonus earned for a year depends upon Tecnol's success in achieving its goal of operating earnings for that year. That goal is established by the board of directors in advance, based upon a comprehensive planning process conducted throughout Tecnol. Historically, those goals have provided for aggressive increases within limits considered conceivably attainable. No bonus is earned unless Tecnol achieves more than 90% of its goal, and the bonus is earned in uniform increments between 90% and 105% of the goal. Mr. Hubbard earned no bonus for fiscal 1996.

  Tecnol's other executive officers are also paid base salaries with the potential to earn performance bonuses. In most cases, Tecnol has employed its executive officers for many years, and their present base salary levels are the result of annual increases awarded because of their increased value to Tecnol in terms of added experience, skill, and responsibilities. The annual increases have usually been modest, in keeping with Tecnol's cost containment policies.

  The purpose of the bonus program for such executives is to reward them for their contributions and efforts for Tecnol above and beyond their normal job requirements. It consists of two parts. Seventy percent (70%) of the bonus package consists of a quarterly bonus based upon individual job objectives agreed upon by the executive and the executive's supervisor and approved by the Chief Executive Officer. The objectives established for an executive, which may be specific or general, and, if applicable, the portion of the quarterly bonus that the executive can earn for accomplishing each objective, are matters of subjective judgment of the executive and the executive's supervisor. They change quarterly. The executive receives no bonus for any quarterly objectives that are not met. The remaining 30% of the bonus package consists of an annual bonus, the amount of which is determined by a formula based upon year-end operating income compared to budgeted operating income. For executives responsible for particular operating divisions of Tecnol, the formula is applied against the operating income of the operating divisions for which the executives are responsible. For the other executives, the formula is applied against Tecnol's operating income. The total amount of the combined bonus package that an executive can earn is established annually within the subjective judgment of an executive's supervisor and approved by the Chief Executive Officer and the Executive Compensation Committee. The executive officers earned the bonuses set forth in the Summary Compensation Table on the following page for 1996.

  No options were granted to Tecnol's Chief Executive Officer and its other most highly compensated executive officers (whose compensation exceeded $100,000 in fiscal 1996) during the fiscal year ended November 30, 1996.

  Although Mr. Hubbard is Chairman of the Executive Compensation Committee, he does not participate in any final committee decisions with respect to his own compensation or that of Valerie Hubbard. Those decisions are made solely by the other two members of the committee, both of whom are outside directors.

     EXECUTIVE COMPENSATION COMMITTEE                STOCK OPTION COMMITTEE
     Van Hubbard, Chairman                           Jack G. Johnson
     Jack G. Johnson                                 James W. Kenney
     James W. Kenney

  The above joint report of the Executive Compensation Committee and the Stock Option Committee will not be deemed to be incorporated by reference into any filing by Tecnol under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Tecnol specifically incorporates same by reference.

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  Van Hubbard, who is Chairman of the Board, Chief Executive Officer, and President of Tecnol, served as a member of the Executive Compensation Committee of the board of directors during fiscal 1996, with Jack G. Johnson and James W. Kenney. Mr. Johnson and Mr. Kenney also serve on the Stock Option Committee.

EXECUTIVE COMPENSATION

  The following table summarizes the compensation paid to Tecnol's Chief Executive Officer and its other most highly compensated executive officers (whose compensation exceeded $100,000 in fiscal 1996) for services rendered in all capacities to Tecnol during the fiscal years ended November 30, 1996, December 2, 1995, and December 2, 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                           ANNUAL COMPENSATION              COMPENSATION
                                                  -------------------------------------     ------------
                                                                                               OPTIONS
                                                                                               AWARDS
                                                                                               ------
              NAME AND                 FISCAL                            OTHER ANNUAL        (NUMBER OF          ALL OTHER
         PRINCIPAL POSITIONS           YEAR       SALARY      BONUS     COMPENSATION(1)        SHARES)        COMPENSATION(2)
         -------------------           ----       ------      -----     ---------------                       ---------------
Van Hubbard, Chairman of the           1996      $493,200     $ - 0 -    $     -                  -               $ 2,428
   Board of Directors, Chief           1995       463,200       - 0 -          -                  -                   458
   Executive Officer, and President    1994       433,200       - 0 -          -                  -                   908

Kirk Brunson, Vice Chairman and        1996       204,167      22,458          -                  -                 3,398
   Executive Vice President            1995       194,167      28,700          -                  -                 5,338
                                       1994       184,167      36,283          -                  -                 2,883

Valerie Hubbard, President of          1996       179,167      24,438          -                  -                 1,220
   International Division, Tecnol,     1995       169,000      38,325          -                  -                 5,130
   Inc.                                1994       157,333      36,283          -                  -                 2,359

David Radunsky, Chief Operating        1996       284,167      48,708          -                  -                 3,398
   Officer, General Counsel, and       1995       274,583      45,500          -                  -                 5,338
   Secretary                           1994       269,167      45,500          -                  -                 3,861

Jeff Nick, Vice President of           1996       105,000      12,833          -                  -                 2,189
   Finance and Accounting              1995        89,805       9,163          -               11,667               2,346
                                       1994        84,500      10,646          -                  -                 2,697


(1) Certain of Tecnol's executive officers receive personal benefits in addition to salary and cash bonuses. The aggregate amounts of the personal benefits, however, do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for the named executive officers.

(2) Tecnol contributed a portion of these amounts to the executives' accounts under the Tecnol, Inc. 401(k) Employee Capital Accumulation Plan (the "401(k)"). The amounts included in the table also include the value of the shares allocated to the executives' Employee Stock Ownership Plan ("ESOP") accounts during the fiscal years noted, as of the date the allocations were made, although the allocations made in any year were made for the previous ESOP fiscal year. For fiscal 1996, Tecnol contributed $250 of the amounts shown on the table to the 401(k) accounts of each of the executives; the remainder of the amounts shown on the table represent the value of ESOP shares. See "Compensation of Directors and Executive Officers--Employee Stock Ownership Plan."

EMPLOYMENT AGREEMENTS

  Tecnol has entered into employment agreements with Van Hubbard and David Radunsky.

  Pursuant to Mr. Hubbard's employment agreement, Tecnol agreed to employ Mr. Hubbard as its Chairman of the Board and Chief Executive Officer through November 30, 1998. Mr. Hubbard will receive a base salary of $523,200 for fiscal 1997 and $553,200 for fiscal 1998. Mr. Hubbard will also receive an annual bonus of up to 30% of his annual salary based upon Tecnol's profitability each fiscal year.

  Pursuant to Mr. Radunsky's employment agreement, dated as of May 1, 1991, Tecnol agreed to employ Mr. Radunsky as its Chief Operating Officer and General Counsel at an initial base salary of

$220,000 per year, subject to increase as the Executive Compensation Committee of the board of directors determined. The agreement also provided that Mr. Radunsky could receive an annual bonus of up to $60,000 each year pursuant to Tecnol's management bonus plan (raised to $70,000 by the Executive Compensation Committee effective January 1, 1996). Mr. Radunsky's employment agreement expired May 31, 1996. He has continued as an employee and officer in the same capacities with no change in compensation resulting from such expiration.

STOCK OPTION PLAN

  The Tecnol 1991 Stock Option Plan (the "Stock Option Plan") is designed to attract and retain key employees of Tecnol and its subsidiaries, and to encourage stock ownership by key employees in order to align their interests with the interests of the stockholders.

  Pursuant to the Stock Option Plan, Tecnol is authorized to grant to executive officers and key employees both "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options to acquire shares of common stock. Two million shares of common stock have been reserved for issuance upon the exercise of options granted under the Stock Option Plan.

  The Stock Option Committee of Tecnol's board of directors administers the Stock Option Plan and determines who receives options, the terms of any options granted, including, subject to the limitations described below and in the Stock Option Plan, the exercise price, the number of shares subject to the option, and the manner of exercising the option. The Stock Option Committee is composed of the two outside members of the board of directors, who have no options issued pursuant to the Stock Option Plan.

  Typically, the agreement governing options granted under the Stock Option Plan includes the agreement by the optionee not to disclose Tecnol's confidential information and, for a specified term, not to compete with Tecnol upon the termination of the optionee's employment. No option granted under the Stock Option Plan is transferable by the optionee other than by will or by the laws of descent and distribution. Each option is exercisable, during the lifetime of the optionee, only by the optionee (in accordance with the Stock Option Plan).

  All stock options granted under the Stock Option Plan must have an exercise price of at least 100% of the fair market value of Tecnol's common stock on the date the option is granted. With respect to an incentive stock option granted to any person who owns more than ten percent of the voting power of Tecnol's outstanding capital stock, the exercise price must be equal to at least 110% of the fair market value of the shares on the date of grant and the term of the option may be no longer than five years. Upon exercise of the option, the purchase price is payable in cash or, if the agreement governing the options granted under the Stock Option Plan so permits, by delivering previously owned Tecnol common stock, a promissory note, or a combination of the foregoing. The aggregate fair market value of the stock (determined at the time the option is granted) with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year may not exceed $100,000.

  No option may be exercised more than ten years after the date on which the option is granted. The options will lapse upon termination of employment with Tecnol with certain exceptions such as death, retirement, and total and permanent disability.

  The following table summarizes the number and value of options held by Tecnol's Chief Executive Officer and its other most highly compensated executive officers (whose compensation exceeded $100,000 in fiscal 1996) at November 30, 1996. All of these options except those of Jeff Nick become exercisable as to one-ninth of the option shares each year over a nine-year period. The option as to the first one-ninth of the shares subject to the options of all of the officers named in the table except Jeff Nick became exercisable on September 26, 1992. Jeff Nick's options become exercisable as to one-seventh of the option shares each year over a seven-year period. The option as to the first one-seventh of the shares subject to Jeff Nick's options became exercisable March 1, 1996.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR (1)
                       AND FISCAL YEAR-END OPTION VALUES

                                  NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                            UNEXERCISED                        IN-THE-MONEY
                                         OPTIONS AT FISCAL                  OPTIONS AT FISCAL
                                              YEAR-END                         YEAR-END(2)
      NAME OF EXECUTIVE            (#) EXERCISABLE/UNEXERCISABLE      ($) EXERCISABLE/UNEXERCISABLE
----------------------------    ----------------------------------    -----------------------------
         Van Hubbard                       41,670/33,330                     $87,682/$70,132

        Kirk Brunson                       33,336/26,664                     $70,145/$56,106

       Valerie Hubbard                     29,169/23,331                     $61,377/$49,093

       David Radunsky                      29,169/23,331                     $61,377/$49,093

          Jeff Nick                         1,667/10,000                          $0/$0


  ___________________
(1) None of the persons included in the table exercised any options during fiscal 1996.

(2) Market value of underlying common stock at fiscal year-end minus the exercise price, $11.33 per share (for all but Jeff Nick's options) or $17 per share (for Jeff Nick's options).

EMPLOYEE STOCK OWNERSHIP PLAN

  In 1981, Tecnol adopted the Tecnol Stock Bonus Plan, a qualified stock bonus profit sharing plan. In 1988, this plan was converted to the Tecnol Employee Stock Ownership Plan (the "ESOP"). The purpose of the ESOP is to make assets available to Tecnol's employees at the time of their retirement and to enable them to acquire ownership of Tecnol's common stock. All employees of Tecnol meeting certain eligibility standards may participate in the ESOP after one year of employment with Tecnol. The ESOP has historically invested exclusively in Tecnol's common stock. The number of shares of stock of Tecnol in which the ESOP may invest is unlimited. During 1994, the ESOP purchased 150,000 shares of Tecnol common stock on the open market at prices ranging from $14.88 to $15.13 per share. The ESOP borrowed approximately $2.3 million for such purchases from Tecnol's operating subsidiary, Tecnol, Inc., in February and March 1994, and delivered to Tecnol, Inc. notes for the purchase price.
Tecnol, Inc. is required to contribute to the ESOP annually an amount at least equal to the ESOP's payments under the notes, but may contribute more. As the outstanding balance of the notes is reduced, shares will be released from a suspense account and allocated to individual participants' accounts in the same proportion that each participant's compensation for the year bears to the total compensation of all participants for that fiscal year. A participant's interest in the ESOP is distributed upon his or her normal retirement (at age 65), permanent and total disability, death, or at a specific time after any other termination of employment. Under the current provisions of the ESOP, unless the death, disability, or retirement of a participant at age 65 results in earlier distribution, participants whose employment with Tecnol terminates may elect to receive their benefits during the plan year following their termination of service with Tecnol.

  Except for distributions made upon a participant's early retirement, all distributions from the ESOP are made in a lump sum or, at the participant's option, in installments. The vesting schedules for allocations to a participant's account provide for vesting at the rate of 20% after three years of service, increased by 20% per year thereafter until the employee is 100% vested after seven years of service. Prior to distribution, participants generally have had no power to direct the disposition of common stock allocated to their ESOP accounts. Tecnol is in the process of implementing an amendment to the ESOP which would allow participants whose interests in the ESOP are fully vested to direct the trustees of the ESOP to dispose of up to 50% of the shares of common stock allocated to their ESOP accounts and invest the proceeds in other permitted assets. Prior to that amendment, certain long-term participants could direct the trustees to diversify under more limited circumstances.

  Each participant in the ESOP is entitled to direct the voting of common stock allocated to the participant's ESOP account on all matters submitted to the holders of common stock for a vote. In all cases, the trustees of the ESOP vote all shares held by the ESOP that have not been allocated to participant accounts and all shares as to which the participants have not directed the voting, on all matters submitted to the stockholders for a vote.

  Van Hubbard, Kirk Brunson, and David Radunsky serve as trustees of the ESOP. As of February 18, 1997, the ESOP owned 783,252 shares, or 3.9%, of Tecnol's outstanding common stock. During fiscal 1996, Tecnol, Inc. contributed $565,343 to the ESOP. The contribution was applied to pay interest on and reduce the debt of the ESOP to Tecnol, Inc. in a like amount. As a result of the payment, 30,000 shares held by the ESOP that were previously pledged to Tecnol, Inc. to secure the debt were released and are currently being allocated to individual participant accounts.

  The value of the shares of Tecnol common stock that were allocated to the ESOP accounts of Tecnol's Chief Executive Officer and its other most highly compensated executive officers (whose compensation exceeded $100,000 in fiscal
1996) during the fiscal years ended November 30, 1996, December 2, 1995, and December 2, 1994, is reflected in the Summary Compensation Table under the heading "All Other Compensation."

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

  The following graph compares the yearly percentage change in cumulative total stockholder return on Tecnol's common stock to that of the CRSP Total Return Index for The NASDAQ Stock Market and the CRSP Index for NASDAQ Stocks (SIC 3840- 3849 US & Foreign) Surgical, Medical, and Dental Instruments & Supplies. The graph assumes that $100 was invested on November 29, 1991, takes into account the effect of a 1993 stock dividend, and also assumes that any dividends paid by companies included in the comparative indices were reinvested in additional shares of the same class of equity securities of such companies at the frequency with which the dividends were paid during the applicable fiscal year.

  Tecnol will promptly furnish a list of the companies included in the CRSP Index for NASDAQ stocks (SIC 3840-3849 US & Foreign) Surgical, Medical, and Dental Instruments & Supplies to any stockholder requesting it. The index includes all companies that have listed with NASDAQ an SIC Code within the range of 3840 to 3849.

                                    [GRAPH]


                                                           11/29/91    11/27/92     12/3/93     12/2/94     12/2/95     11/30/96
Tecnol Medical Products, Inc.                                100.0       148.9        140.4       142.6       154.3       113.8

CRSP Total Return Index for The NASDAQ Stock Market          100.0       125.3        149.2       145.1       207.6       255.3

CRSP Index for NASDAQ Stocks (SIC 3840-3849 US & Foreign)    100.0        95.1         77.5        83.3       126.2       117.8
Surgical, Medical, and Dental Instruments & Supplies



  The stock price performance depicted in the graph above is not necessarily indicative of future price performance. The graph will not be deemed to be incorporated by reference in any filing by Tecnol under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Tecnol specifically incorporates same by reference.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                                 AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of Tecnol's common stock as of February 18, 1997, by: (i) each director; (ii) Tecnol's Chief Executive Officer and its other most highly compensated executive officers (whose compensation exceeded $100,000 in fiscal
1996); (iii) all directors and executive officers of Tecnol as a group; and
(iv) persons deemed to beneficially own more than five percent of Tecnol's outstanding common stock. Except as noted below, each person included in the table has sole voting and investment power with respect to the shares that the person beneficially owns.

    NAME OF                                                AMOUNT AND NATURE
BENEFICIAL OWNER                                       OF BENEFICIAL OWNERSHIP    PERCENT OF CLASS
----------------                                       -----------------------    ----------------
Van Hubbard (1)(2)                                          2,886,115                    14.4%

Kirk Brunson (1)(3)                                         1,703,331                     8.5%

Valerie Hubbard (1)(4)                                        168,508                      *

David Radunsky (5)                                            128,509                      *

Jack G. Johnson (6)                                            53,334                      *

James W. Kenney (7)                                           163,284                      *

Jeff Nick (8)                                                   2,088                      *

All officers and directors
as a group (seven people)(9)                                4,925,169                    24.5%

Chancellor LGT Asset Management, Inc., Chancellor
LGT Trust Company, and LGT Asset Management, Inc.(10)       1,075,700                     5.4%

The Kaufmann Fund(11)                                       1,000,000                     5.0%

--------------------
* Less than 1%

(1) The address of Van Hubbard, Kirk Brunson, and Valerie Hubbard is 7201 Industrial Park Blvd., Fort Worth, Texas 76180.

(2) Includes: 2,701,272 shares over which Mr. Hubbard has sole voting and investment power; 53,173 shares that have been allocated to his ESOP account over which Mr. Hubbard has full voting power; 41,670 shares that Mr. Hubbard has the right to acquire upon the exercise of an employee stock option; and 90,000 shares owned by the ESOP, for which Mr. Hubbard serves as co-trustee, that have not been allocated to participant accounts, over which he shares voting and investment power as co-trustee. The inclusion of the shares subject to Mr. Hubbard's option and the unallocated ESOP shares is not to be construed as a statement that Mr. Hubbard is the beneficial owner of those shares. Excludes 640,079 shares held of record by the ESOP that have been allocated to participant accounts (other than Mr. Hubbard's). See "Compensation of Directors and Executive Officers -- Employee Stock Ownership Plan."

(3) Includes: 1,554,807 shares over which Mr. Brunson has sole voting and investment power; 25,188 shares that have been allocated to his ESOP account over which he has full voting power; 33,336 shares that Mr. Brunson has the right to acquire upon the exercise of an employee stock option; and 90,000 shares held of record by the ESOP, for which Mr. Brunson serves as co-trustee, that have not been allocated to participant accounts, over which he shares voting and investment power as co-trustee. The inclusion of the shares subject to Mr. Brunson's option and the unallocated ESOP shares is not to be construed as a statement that Mr. Brunson is the beneficial owner of those shares.
       Other than shares held of record by the ESOP that have not been allocated to participant accounts, all shares included in the table are held as community property of Mr. Brunson and his wife. Excludes 668,064 shares held of record by the ESOP that have been allocated to participant accounts (other than Mr. Brunson's). See "Compensation of Directors and Executive Officers -- Employee Stock Ownership Plan."

(4) Includes: 121,687 shares over which Ms. Hubbard has sole voting and investment power; 11,690 shares that have been allocated to her ESOP account over which Ms. Hubbard has full voting power; 5,962 shares held as custodian for her daughter over which Ms. Hubbard has sole voting and investment power; and 29,169 shares that she has the right to acquire upon exercise of an employee stock option. The inclusion of the shares held as custodian and the shares subject to Ms. Hubbard's option is not to be construed as a statement that Ms. Hubbard is the beneficial owner of these shares.

(5) Includes: 7,500 shares over which Mr. Radunsky has sole voting and investment power; 1,840 shares that have been allocated to his ESOP account over which Mr. Radunsky has full voting power; 29,169 shares that he has the right to acquire upon exercise of an employee stock option; and 90,000 shares held of record by the ESOP, for which Mr. Radunsky serves as co-trustee, that have not been allocated to participant accounts, over which he shares voting and investment power as co-trustee. The inclusion of the shares subject to Mr. Radunsky's option and the unallocated ESOP shares is not to be construed as a statement that Mr. Radunsky is the beneficial owner of those shares. Excludes 691,412 shares held of record by the ESOP that have been allocated to participant accounts (other than Mr. Radunsky's). See "Compensation of Directors and Executive Officers -- Employee Stock Ownership Plan."

(6) Includes: 30,000 shares over which Mr. Johnson has sole voting and investment power; 8,334 shares that he has the right to acquire upon exercise of a director stock option; 10,000 shares held of record by a Dallas bank in trust for the retirement plan and benefit of Mr. Johnson over which he has sole voting and investment power; and 5,000 shares owned by his wife, over which he has no voting or investment power. The inclusion of the shares held by Mr. Johnson's wife and the shares subject to his option is not to be construed as a statement that he is the beneficial owner of these shares.

(7) Includes: 2,000 shares over which Mr. Kenney has sole voting and investment power; 152,950 shares held of record by a Dallas brokers clearing corporation in trust for the retirement plan and benefit of Mr. Kenney over which he shares voting and investment power; and 8,334 shares that he has the right to acquire upon exercise of a director stock option. The inclusion of the shares subject to Mr. Kenney's option is not to be construed as a statement that he is the beneficial owner of these shares.

(8) Includes: 33 shares over which Mr. Nick has sole voting and investment power; 388 shares that have been allocated to his ESOP account over which Mr. Nick has full voting power; and 1,667 shares that he has the right to acquire upon the exercise of an employee stock option. The inclusion of the shares subject to Mr. Nick's option is not to be construed as a statement that he is the beneficial owner of these shares.

(9) Includes: 151,679 shares that all directors and executive officers as a group have the right to acquire upon the exercise of employee, director, or other stock options.

(10) A Schedule 13G received by Tecnol on February 13, 1997 indicates that Chancellor LGT Asset Management, Inc., a California corporation, and Chancellor LGT Trust Company, a New York corporation, hold shares as investment advisors for various fiduciary accounts, and that LGT Asset Management, Inc., a California corporation, holds shares as the holding company for Chancellor LGT Asset Management, Inc. The address of the principal place of business of Chancellor LGT Asset Management, Inc. and Chancellor LGT Trust Company is 1166 Avenue of the Americas, New York, NY 10036. The address of the principal place of business of LGT Asset Management, Inc. is 50 California Street, San Francisco, California 94111.

(11) The address of The Kaufmann Fund is 140 East 45th Street, 43rd floor, New York, NY 10017-3144.

                              INDEPENDENT AUDITORS

  Arthur Andersen LLP, certified public accountants, served as Tecnol's independent auditors for the fiscal year ended November 30, 1996. The board of directors has appointed Arthur Andersen LLP to continue to serve as Tecnol's independent auditors for fiscal 1997. A representative of that firm is expected to be present at the Annual Meeting to respond to appropriate questions, and will have an opportunity to make a statement if the representative desires to do so.

                           PROPOSALS OF STOCKHOLDERS

  Stockholders of Tecnol who intend to present a proposal for action at Tecnol's 1998 annual meeting of stockholders must notify Tecnol's management of their intention by notice received at Tecnol's principal executive offices by November 24, 1997, for their proposal to be considered for inclusion in Tecnol's proxy statement and form of proxy relating to its 1998 annual meeting.


                                         /s/ VAN HUBBARD

Fort Worth, Texas                        Van Hubbard,
Dated: March 24, 1997                    President

                        TECNOL MEDICAL PRODUCTS, INC.
                ANNUAL MEETING OF STOCKHOLDERS-APRIL 17, 1997
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The stockholder of Tecnol Medical Products, Inc. ("Tecnol") whose name and signature appear on the reverse side of this card, having received the notice and accompanying proxy statement for Tecnol's annual meeting of stockholders to be held on April 17, 1997, hereby appoints Valerie Hubbard and James W. Kenney, or either of them, the proxies of the stockholder, each with full power of substitution, to vote at such annual meeting, and at any adjournments of such meeting, all shares of Tecnol common stock that the stockholder is entitled to vote, in the manner shown on the reverse side of this card.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDER'S DIRECTIONS ON THE REVERSE SIDE OF THIS CARD. IF NO DIRECTION IS GIVEN, THEN THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS, SUBJECT TO LIMITATIONS SET FORTH IN APPLICABLE REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934.

             PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE
                                                                     SEE REVERSE
                                                                         SIDE

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.
                        WITHHOLD
1. Election of   FOR    AUTHORITY    Nominees:Van Hubbard and
   Directors     [ ]       [ ]                Kirk Brunson
   Nominated
   by Tecnol:

   To withhold authority to vote for any individual nominee, write that nominee's name in the space below.


   -------------------------------

2. I authorize the aforementioned proxies to vote in their discretion on any other matters that may properly come before the annual meeting or any adjournments, subject to limitations set forth in applicable regulations under the Securities and Exchange Act of 1934.



SIGNATURE(S)______________________________________________DATE___________,1997

SIGNATURE(S)______________________________________________DATE___________,1997

NOTE: Please sign exactly as name(s) appear(s) on this card. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or partner, giving title.

                                                                SEE REVERSE SIDE

                        TECNOL MEDICAL PRODUCTS, INC.
                 ANNUAL MEETING OF STOCKHOLDERS-APRIL 17,1997
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The stockholder of Tecnol Medical Products, Inc. ("Tecnol") through the Tecnol Employee Stock Ownership Plan (the "Plan"), whose name and signature appear on the reverse side of this card, having received the notice and accompanying proxy statement for Tecnol's annual meeting of stockholders to be held on April 17, 1997, hereby directs the trustees of the Plan (the "Trustees") or any two of them, to vote at such annual meeting, and at any adjournments of such meeting, all shares of Tecnol common stock that have been allocated to the stockholder's Plan account, in the manner shown below.

1.  Election of Directors Nominated by Tecnol:
    Nominees: Van Hubbard and Kirk Brunson

                     [ ] For                 [ ] Withhold Authority

To withhold authority to vote for any individual nominee, write that nominee's name in the space below.
                         _______________________________________

2. I authorize the aforementioned Trustees to vote in their discretion on any other matters that may properly come before the annual meeting or any adjournments, subject to limitations set forth in applicable regulations under the Securities Exchange Act of 1934.

                                                                SEE REVERSE SIDE

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDER'S DIRECTIONS ON THE REVERSE SIDE OF THIS CARD. IF NO DIRECTION IS GIVEN, THEN THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN THE TRUSTEES' DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS, SUBJECT TO LIMITATIONS SET FORTH IN APPLICABLE REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934.

PLEASE MARK, DATE, SIGN EXACTLY AS NAME APPEARS ON THIS PROXY CARD AND RETURN THE CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                               Dated___________________, 1997

                                               ______________________________
                                                          Signature

                                                              SEE REVERSE SIDE